ALBERT P. MALVINO ANNOUNCES RETIREMENT
FROM RESEARCH FRONTIERS BOARD OF DIRECTORS

WOODBURY, NY, December 31, 2007 - Research Frontiers
Inc. (Nasdaq: REFR), the developer and licensor of SPD-Smart light-control technology, announced that Albert P.
Malvino is resigning from its Board of Directors as of today but will remain on its Advisory Board.

Albert Malvino noted that "It has been a privilege to be part of Research Frontiers' development. I have served on the Research Frontiers Board of Directors for over five years. During that time, I have seen first generation SPD film technology replaced by improved next-generation SPD light-control film with greater range and clarity. One major company, Hitachi Chemical, is now in production of this next-generation SPD film, and a second film manufacturer is expected to be on line with its own production shortly. Key licensees of our company have active businesses relating to Research Frontiers' SPD light-control technology, and are devoting substantial resources to developing those businesses. I have great confidence in our current management team, and now that two new highly-qualified individuals with strong business backgrounds relevant to our business have joined our Board of Directors, I can relax, attend to some health issues, and in a more limited supporting role, enjoy the benefits that I expect are in store for our shareholders and licensees over the next phase of Research Frontiers' growth."


Robert L. Saxe, Chairman of Research Frontiers' Board of
Directors and founder of the company, noted some of Al
Malvino's many achievements: "Al is a problem solver and creative thinker who has been an important contributor to our success in reaching this point of development in the Company's history. In addition to his publications in the field of electronics and other works, Al Malvino is the lead inventor on 71 patents and patent applications held by Research Frontiers worldwide on methods and devices for controlling SPD-Smart windows and other products. It has been a great pleasure working with Al, and I am especially pleased that he will continue to make his expertise available to Research Frontiers and our licensees and will remain active on our Advisory Board. He is not leaving the Research Frontiers family as much as he is changing his role within the family."

Albert P. Malvino, Ph.D., age 76, had been a Director of the Research Frontiers since August 2002, served as Chairman of the Company's Nominating Committee, and has also been a member of the Company's Advisory Board since June 2002. Dr. Malvino trained at the Naval Electronics Technician School and graduated from the University of Santa Clara Summa Cum
Laude in 1959 with a B.S. degree in Electrical Engineering. For the next five years, he worked as an electronics engineer at Microwave Laboratories and at Hewlett-Packard while earning his MSEE from San Jose State University in 1964. He then taught at Foothill College for the next four years, wrote five textbooks, and was awarded a National Science Foundation Fellowship in 1968. After receiving a Ph.D. in Electrical Engineering from Stanford University in 1970, Dr. Malvino embarked on a full-time writing career, creating and revising electronics-technology textbooks now used throughout the world. In 1984, he founded Malvino Inc. to publish animated textbooks and other educational software for electronics. He has written 10 textbooks that are used at universities, technical institutes and corporations worldwide and which have been translated into 20 foreign languages with over 108 editions, and which have sold over 2 million copies.

About SPD Technology and Research Frontiers Incorporated

Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart controllable glass and plastic products. Other benefits include noise reduction, greater security for both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches. SPD technology product applications include:
SPD-Smart windows, sunshades, skylights and interior partitions for homes and buildings; automotive windows, sunroofs, sunvisors, sunshades, and mirrors; aircraft and marine windows and window shades; eyewear products; and flat panel displays for electronic products.

SPD-Smart film technology was awarded a "Best of What's
New Award" from Popular Science magazine for home technology, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 34 companies are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm),
SmartGlass(tm), VaryFast(tm), Powered by SPD(tm), The View of the Future - Everywhere You Look(tm) and Visit SmartGlass.com - to change your view of the world(tm) are trademarks of Research Frontiers Incorporated.

For further information, please contact:

Research Frontiers Incorporated
Joseph M. Harary, President
Patricia A. Bryant, Manager of Investor Relations
(516) 364-1902
info@SmartGlass.com